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                                                                       EXHIBIT 2
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                                AMENDMENT NO. 1
                                      TO
                               RIGHTS AGREEMENT

          This Amendment No. 1 (the "Amendment") to the Rights Agreement dated as of August 10, 1989 between K2 Inc., a Delaware corporation (formerly known as Anthony Industries, Inc.) (the "Company"), and Harris Trust Company of New York, as Rights Agent (the "Rights Agent"), is made as of the 18th day of December, 1997, by and between the Company and the Rights Agent.

                               R E C I T A L S:
                               ---------------

          A. The Company and the Rights Agent have entered into that certain Rights Agreement dated as of August 10, 1989 (the "Rights Agreement").

          B. The Company and the Rights Agent desire to amend the Rights Agreement as provided below and to ratify and affirm the Rights Agreement in all other respects.

                              A G R E E M E N T :
                              -----------------

          NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto covenant and agree as follows:

          1.   Amendment to Rights Agreement.  With effect from the date of this
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Agreement, the Rights shall be amended in the following respects:

          (a) Section 1(a) of the Rights Agreement is deleted in its entirety and the following is substituted therefor:

               "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares then outstanding. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" solely as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares then outstanding; provided, however, that if a Person becomes the Beneficial
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     owner of 15% or more of the Common Shares then outstanding by reason of share acquisition by the Company and shall, after such share acquisitions, become (as a result of actions taken by such Person or its Affiliates or Associates) the Beneficial Owner of additional Common Shares equal to 1% or more of the then outstanding shares of Common Stock, then such Person shall be deemed to be an "Acquiring Person." In addition, "Acquiring Person" shall not include the Company, any subsidiary (as such term is hereinafter defined) of the Company, or any employee benefit plan of the Company or
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     of any Subsidiary of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan."

          (b) Section 3(a) of the Rights Agreement is deleted in its entirety and the following is substituted therefor:

               "(a) Until the earlier of (i) the close of business on the tenth day after the Share Acquisition Date or (ii) the close of business on the tenth business day (or such later day as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published, sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if, upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the Common Shares then outstanding (the earlier of such dates, including any such date which is after the date of this Agreement and prior to the issuance of the Rights, being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying Common Shares. As soon as practicable after the Distribution Date, the Rights Agent will send, by first-class, insured, postage prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more Right certificates, in substantially the form of Exhibit B hereto (the "Right Certificates"), evidencing one Right for each Common Share so held, subject to adjustment as provided herein. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates."

          (c) Section 7(b) of the Rights Agreement is deleted in its entirety and the following is substituted therefor:

               "(b) The Purchase Price for each one one-hundredth of a Preferred Share pursuant to the exercise of a Right shall initially be $66.00, shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof, and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below."

          2.   Ratification and Affirmance.  Subject to the foregoing, the
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undersigned hereby ratify and affirm the Rights Agreement in each and every respect.

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          IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                                       THE COMPANY:

                                       K2 INC.


                                       By:______________________________________
                                                     John J. Rangel
                                            Senior Vice President - Finance

                                       THE RIGHTS AGENT:

                                       HARRIS TRUST COMPANY OF NEW YORK


                                       By:______________________________________

                                       Name:____________________________________

                                       Title:___________________________________

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